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                                  EXHIBIT 23.1
                               ACCOUNTANTS CONSENT









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              CONSENT OF INDEPENDENT CERTIFIDED PUBLIC ACCOUNTANTS



We consent to the incorporation by reference in this Registration Statement on Form S-8 of Woronoco Bancorp, Inc. (holding company for Woronoco Savings Bank) of our report dated March 26, 1999, on the consolidated balance sheets of Woronoco Savings Bank as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in surplus and cash flows for each of the years in the three-year period ended December 31, 1998, appearing in the Annual Report on Form 10-K of Woronoco Bancorp, Inc. for the year ended December 31, 1998.




/s/ Wolf & Company, P.C.




Boston, Massachusetts
December 1, 1999